Exhibit 10.154

Exhibit B

PROMISSORY NOTE

$300,000 South San Francisco, California

January 2, 2000

For Value Received, the undersigned hereby unconditionally, promises to pay to the order of Axys Pharmaceuticals, Inc., a Delaware corporation (the "Company"), at the offices of the Company, 180 Kimball Way, South San Francisco, California, or at such other place as the holder hereof may designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of Three Hundred Thousand Dollars ($300,000) and interest accrued from the date hereof on the unpaid principal at the rate of 5.61% per annum, or the maximum rate permissible by law (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans), whichever is less, compounded annually, as follows:

Principal Repayment. The outstanding principal amount hereunder shall be due and payable in full on January 2, 2004 and

Interest Payments. Interest shall be compounded annually (calculated on the basis of a 365-day year for the actual number of days elapsed) and shall be payable in arrears on the Principal Repayment Date.

In addition, and notwithstanding the foregoing, provided that the undersigned continues to render services to the Company through each such date, the Company will forgive one thirty-sixth (1/36th) of the principal amount of the Note and any accrued interest thereon on the first day of each calendar month following the date hereof. In the event the undersigned ceases providing services to the Company, whether as an employee, consultant, or member of the Company's Board of Directors, for any reason or no reason, the principal and all accrued interest due under this Note shall become due and payable in full no later than thirty (30) days after the date of such final cessation of service (but in no event later than the Principal Repayment Date); provided, however, that in the event the undersigned is terminated without Cause or due to death or disability or that the undersigned terminates his employment for Good Reason, the Company will concurrently therewith forgive all remaining principal and interest due under the Note. Capitalized terms used herein without definition shall be defined to have the same meaning as such terms have in that certain Employment Agreement dated as of January 2, 2001 between the Company and the undersigned.

This Note may be prepaid at any time without penalty. All money paid toward the satisfaction of this Note shall be applied first to the payment of interest as required hereunder and then to the retirement of the principal.

The full amount of this Note is secured by a pledge of any shares of Common Stock of the Company that the undersigned may purchase from time to time through the exercise of Company stock options, and is subject to all of the terms and provisions of that form of Pledge Agreement between the undersigned and the Company, attached as Exhibit A.

The undersigned hereby represents and agrees that the amount due under this Note are not consumer debt, and are not incurred primarily for personal, family or household purposes, but are for business and commercial purposes only.

The undersigned hereby waives presentment, protest and notice of protest, demand for payment, notice of dishonor and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note.

The holder hereof shall be entitled to recover, and the undersigned agrees to pay when incurred all costs and expenses of collection of this Note, including without limitation, reasonable attorneys' fees.

This Note shall be governed by, and construed, enforced and interpreted in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

Signed ____________________________

Paul Hastings